                                                                  EXHIBIT 4.3(c)
                                                                       1996 10-K



                                                           Waiver and Amendment
                                      Re: Amended and Restated Credit Agreement


                              WAIVER AND AMENDMENT


                         Dated as of April 26, 1996 but
                       effective as of February 28, 1996


David L. Erdmann, President
Outlook Group Corp.
1180 American Drive
Neenah, Wisconsin 54956

         Reference is hereby made to that certain Amended and Restated Credit Agreement, dated as of June 16, 1994 (the "Credit Agreement") between Outlook Graphics Corp. (n/k/a/ Outlook Group Corp.) (the "Company") and the undersigned Firstar Bank Milwaukee, N.A. ("Firstar") and M&I Bank Fox Valley ("M&I", and, together with Firstar, sometimes collectively referred to hereinafter as the "Lenders"), as amended on August 1, 1995 and January 26, 1996, pursuant to which the Company has issued its Promissory Notes, dated June 16, 1994, each in the amount of $10,000,000 and payable, respectively, to Firstar and M&I, as amended and restated on August 1, 1995 (the "Existing Notes"). All capitalized terms used but not otherwise defined herein shall have the meanings given to such terms by the Credit Agreement, as amended.

Recitals

         The Company has requested that the Lenders waive certain defaults under the Credit Agreement which existed prior to the date of this Waiver and Amendment. The Lenders have agreed to do so on the condition that the "Commitment" of each of the Lenders is reduced to $7,500,000 and the Company comply with certain other terms and conditions set forth herein. The Company's obligation to pay to each Lender the amount of the reduced Commitment of each Lender will be evidenced by new promissory notes of the Company in the form of Exhibits A and B annexed hereto (the "New Notes") to be dated as of April 30, 1996, which will be executed by the Company and delivered to each Lender against the return of the Existing Notes to Company. Accrued interest on the Existing Notes outstanding on the date of issuance of the New Notes will be included in interest due on the New Notes on the first interest payment date specified therein.

         1.  WAIVER   The Credit Agreement, as amended, provides, under Section
6.8(b), that the Company shall maintain at all times, a ratio of Funded Debt to Consolidated Total

Mr. David L. Erdmann
Page 2


Capitalization for the period between June 1, 1995 and May 31, 1996 in the amount of not more than 0.54 to 1.00. The Company is currently in default under the Credit Agreement, as amended. The Lenders hereby agree to waive the default under Section 6.8(b) of the Credit Agreement, as amended, which existed as of February 28, 1996.

         The Credit Agreement, as amended, also provides, under Section 6.8(c)(ii), that the Company shall maintain for the two most recently completed quarterly periods ending February 28, 1996, a Pretax Consolidated Net Income in the amount of $5,500,000. The Company is currently in default under Section 6.8(c)(ii) of the Credit Agreement, as amended. The Lenders hereby agree to waive the default under Section 6.8(c)(ii) of the Credit Agreement, as amended, which existed as of February 28, 1996.

         Section 5.5 of the Credit Agreement, as amended, also provides that neither the Company nor any Subsidiary shall make a loan or extension of credit to any other person, corporation or other entity. The Company is currently in default under the Credit Agreement, as amended, due to its transactions with its account debtor, Collect A Card, Inc. The Lenders hereby agree to waive the default under Section 5.5 of the Credit Agreement, as amended, which existed as of February 28, 1996 on the condition that the Company not increase the amount of (i) the account receivable owing by Collect A Card, Inc. to the Company above $3,400,000; and (ii) its equity interest in Collect A Card, Inc. above $2,195.

         2.  AMENDMENT

             Upon execution of this Waiver and Amendment and issuance of the New Notes, the Lenders and the Company hereby agree that the Credit Agreement shall be amended as follows:

                 (a) All references to the Credit Agreement in the Credit Agreement and the other documents and agreements relating thereto shall refer to the Credit Agreement as previously amended and as amended hereby.

                 (b) The first paragraph of the Credit Agreement shall be amended to restate the Commitment of the Lenders as follows:

               "Name of Bank                       Amount         Percent of Total

             Firstar Bank Milwaukee                 $7,500,000         50%
              National Association

            M & I Bank Fox Valley                   $7,500,000         50%"


                 (c) Section 6.2 of the Credit Agreement, as amended, shall be restated as follows:
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Mr. David L. Erdmann
Page 3


                     6.2  Financial Statements.  Furnish to the Banks:

                         (a) Monthly Statements.  As soon as available and in
                             any event within 30 days after the end of each month of each fiscal years, copies of:

                             (i)   Consolidated and consolidating balance
                                   sheets of the Company and its Subsidiaries as of the close of such month setting forth in comparative form the amount for the end of the preceding fiscal year,

                             (ii) Consolidated and consolidating statements of income and retained earnings of the Company and its Subsidiaries for such monthly period, setting forth in comparative form the amount for the corresponding period of the preceding fiscal year, and

                             (iii) Consolidated statements of cash flow of the Company and its Subsidiaries for the portion of the fiscal year ending with such month, setting forth in comparative form the amount of the corresponding period of the preceding fiscal year, all in reasonable detail and certified as complete and correct by a Responsible Officer;

         3. This Waiver and Amendment does not constitute a waiver or amendment of any term, condition or covenant in the Credit Agreement, as amended, other than as specifically set forth above. Nothing contained in this Waiver and Amendment or in any other document, or any course of dealing with the Company, shall be construed to imply that there is any agreement by the Lenders to provide any waiver in the future. This Waiver and Amendment shall not release, discharge, or satisfy any present or future debts, obligations or liabilities of the Company to the Lenders or any mortgage, security interest, lien or other collateral or security for any of such debts, obligations or liabilities of the Company. Except as expressly provided herein, the Lenders reserve all rights and remedies under the Credit Agreement, as amended, the Notes, and the collateral documents delivered in connection therewith and specifically identified in Section 5.1 of the Credit Agreement, as amended, (the "Collateral Documents") and all such mortgages, security interests, liens and other collateral and security. THIS IS AN AMENDMENT AND NOT A NOVATION.

         4. The Company repeats and reaffirms the representations and warranties set forth in Article IV of the Credit Agreement, as amended.
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Mr. David L. Erdmann
Page 4


          5. The Company also represents and warrants that the execution, delivery and performance of this Waiver and Amendment, and the documents required herein, have been duly authorized by all necessary action and do not and will not (i) require any consent or approval of the stockholders of the Company; (ii) violate any provision of the Company's Articles of Incorporation or Bylaws or of any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award presently in effect having applicability to the Company; (iii) require the consent or approval of, or filing a registration with, any governmental body, agency or authority; or (iv) result in any breach of or constitute a default under, or result in the imposition of any lien upon any property of the Company pursuant to, any indenture or other agreement or instrument under which the Company is a party or by which it or its properties may be bound or affected. This Waiver and Amendment constitutes, and each of the documents required herein when executed and delivered hereunder will constitute, legal, valid and binding obligations of the Company enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy or similar laws affecting the enforceability of creditors' rights generally.

          6. The Company acknowledges and agrees that the obligations under the Credit Agreement, as amended, and the Notes exist and are owing with no offset, defense or counterclaim assertable by the Company and that the Credit Agreement, as amended, Existing Notes, Notes and Collateral Documents are valid, binding and fully enforceable according to their respective terms.

          7. The Company shall be responsible for the payment of all fees and out-of-pocket disbursements incurred by the Lenders in connection with the administration and enforcement of this Waiver and Amendment and the New Notes, including all costs of collection, and including without limitation the reasonable fees and disbursements of counsel for the Lenders, whether or not any transaction contemplated by this Waiver and Amendment is consummated.

          8. The provisions of this Waiver and Amendment shall inure to the benefit of any holder of the New Notes and shall inure to the benefit of and be binding upon any successor to any of the parties hereto.

          9. All agreements, representation and warranties made herein shall survive the execution of this Waiver and Amendment, and the making of the loans under the Credit Agreement, as amended, and the execution and delivery of the New Notes.

         10. This Waiver and Amendment shall be governed by and construed in accordance with the internal laws of the State of Wisconsin.

         11. This Waiver and Amendment may be signed in any number of counterparts with the same effect as if the signatures thereto and hereto were upon the same instrument.
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Mr. David L. Erdmann
Page 5



         If the foregoing is satisfactory to you, please sign and return the form of acceptance below.


                                             FIRSTAR BANK MILWAUKEE, N.A.


                                             By:/s/ Donald A. Morell
                                                -------------------------
                                                Donald A. Morell, Vice President



                                             M&I BANK FOX VALLEY


                                             By:/s/ Daniel J. Nisler
                                                ---------------------------
                                                Daniel J. Nisler,
                                                Executive Vice President



                                             Accepted and agreed to
                                             this 30 day of April, 1996



                                             OUTLOOK GROUP CORP.
                                             (f/k/a/ Outlook Graphics Corp.)


                                             By:/s/ David L. Erdmann
                                                -----------------------
                                                David L. Erdmann, President
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Mr. David L. Erdmann
Page 6




                          ACKNOWLEDGMENT OF GUARANTORS



         The undersigned acknowledge and agree to all of the foregoing and agree that their Guarantee Agreements, each dated as of June 16, 1994, continue to guarantee the obligations of the Company to the Lenders as amended hereby and by any prior amendments.

         Dated as of April 30, 1996.


                                              OUTLOOK PACKAGING, INC.


                                              By:/s/ David L. Erdmann
                                                 --------------------------
                                                 David L. Erdmann, President



                                              OCONOMOWOC PACKAGING, INC.


                                              By:David L. Erdmann
                                                 --------------------------
                                                 David L. Erdmann, President



                                              OUTLOOK LABEL SYSTEMS, INC.


                                              By:/s/ David L. Erdmann
                                                 --------------------------
                                                 David L. Erdmann, President